Exhibit 23.4

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to the use of the technical report titled "NI 43-101 Technical Report - Timok Copper- Gold Project Royalty, Serbia" dated March 25, 2022 with an effective date of December 31, 2020, prepared by Mineral Resource Management LLC (the "Timok Technical Report"), and the information derived from the Timok Technical Report, as well as the reference to the undersigned's name, in each case, where used in, incorporated by reference in or summarized or contained in the exhibits filed with, the Registration Statement on Form S-8 of Elemental Royalty Corporation being filed with the United States Securities and Exchange Commission, and any amendments, supplements and/or prospectuses thereto.

/s/ Kevin Francis

Name: Kevin Francis

Date: June 5, 2026